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                                                                     Exhibit 3.8

                                     BY-LAWS
                                       OF
                             PSS INVESTMENT II, INC.

                                    ARTICLE I

                             MEETINGS OF SHAREOWNERS

         Annual meetings of shareowners shall be held at such hour and on such date as the board of directors may determine.

         All meetings of shareowners (including the annual meetings) shall be held at such place either within or without the State of Nevada as shall be determined by the board of directors.

                                   ARTICLE II

                                    DIRECTORS

         Section 1. The number of directors shall be not more than five or less than one.

         Section 2. The business of the Corporation shall be managed by its board of directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, the articles of incorporation, or by these by-laws directed or required to be exercised or done by the shareowners.

                                   ARTICLE III

                             ACTION WITHOUT MEETING

         Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all directors.

                                   ARTICLE IV

                                    OFFICERS

         The officers of the Corporation shall be elected by the board of directors and shall consist of a president, a treasurer and a secretary and such other officers as the board of directors may deem necessary and proper.

         The officers shall have the power and duty to see that all orders and resolutions of the board of directors are carried into effect.

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                                    ARTICLE V

                                 INDEMNIFICATION

         Section 1. The Corporation shall indemnify its directors, officers, employees or agents to the maximum extent permitted by law. Each provision in this Article shall be interpreted in accordance with that intent.

         Section 2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         Section 3. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including amounts paid in settlement and attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Section 4. Any indemnification under Sections 2 and 3 of this Article (unless ordered by a court or advanced pursuant to Section 5) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (a) by the shareowners; (b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if such a quorum of disinterested directors so or-

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ders, by independent legal counsel in a written opinion; or (d) if such a quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion.

         Section 5. Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation as they are incurred and in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. The provisions of this Section 5 do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         Section 6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article, (a) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the certificate or articles of incorporation or any by-laws, agreement, vote of shareowners or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding such office, except that indemnification, unless ordered by a court pursuant to Section 3 of this Article or for the advancement of expenses made pursuant to Section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and (b) shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 7. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and liability and expenses incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

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